J.P. Morgan Bond Fund
Supplemental Proxy Information

A Joint Special Meeting of Shareholders of the J.P. Morgan Family of Funds was held on August 20, 1998. Each of the applicable funds voted in favor of adopting the following proposals, therefore, the results are aggregated for the Trust unless otherwise specified. The meeting was held for the following purposes:

1. To elect a slate of five Trustees to hold office for a term of unlimited duration subject to the current retirement age of 70.
2a. To approve the amendment of the Fund's investment restriction relating to diversification of assets.
2b. To approve the amendment of the Fund's investment restriction relating to concentration of assets in a particular industry.
2c. To approve the amendment of the Fund's investment restriction relating to the issuance of senior securities.
2d. To standardize the borrowing ability of the Fund to the extent permitted by applicable law.
2e. To approve the amendment of the Fund's investment restriction relating to underwriting.
2f. To approve the amendment of the Fund's investment restriction relating to investment in real estate.
2g. To approve the amendment of the Fund's investment restriction relating to commodities.
2h. To approve the amendment of the Fund's investment restriction relating to lending.
2i. To approve the reclassification of the Fund's other fundamental restrictions as nonfundamental.
3. To approve the reclassification of the Fund's investment objective from fundamental to nonfundamental.
4. To approve  a new  investment  advisory  agreement  of the  Fund.
5. To amend the Declaration of Trust to provide  dollar-based  voting  rights.
6. To ratify the selection of independent accountants, PricewaterhouseCoopers
LLP.

The results of the proxy solicitation on the above matters were as follows:

         Directors/Matter                  Votes for         Votes against      Abstentions

1.    Frederick S. Addy                   2,692,335,831       18,884,648              --
         William G. Burns                 2,692,395,937       18,824,542              --
         Arthur C. Eschenlauer            2,691,798,990       19,421,489              --
         Matthew Healey                   2,692,393,425       18,827,054              --
         Michael P. Mallardi              2,692,488,290       18,732,189              --
2. Amending of Investment Restrictions:
a.  Relating to diversification of            9,283,294        1,442,631         592,167
b.  Relating to concentration of assets       9,282,741        1,443,184         592,167
c.  Relating to issuance of senior securities 9,283,294        1,442,631         592,167
d.  Relating to borrowing                     9,283,294        1,442,631         592,167
e.  Relating to underwriting                  9,283,294        1,442,631         592,167
f.  Relating to investment in real estate     9,283,721        1,442,204         592,167
g.  Relating to commodities                   9,278,267        1,447,658         592,167
h.  Relating to lending                       9,279,675        1,446,250         592,167
Reclassification of other
restrictions as nonfundamental                9,200,042        1,525,883         592,167
3.Reclassification of investment objectives   9,047,058        1,661,772         609,261
4.Investment advisory agreement               9,464,956        1,446,130         609,261
5.Dollar-based voting rights              2,645,059,081       16,807,551      47,376,755
6.Independent accountants,
  PricewaterhouseCoopers LLP              2,682,031,391        4,303,418      24,885,671
